Exhibit 99.1

BADGER STATE ETHANOL NEWSLETTER

Volume 2, Issue 2 – December 1, 2003

“This newsletter contains forward-looking statements. We undertake no responsibility to update any forwardlooking statement. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.”

Comments from the Chair and the Prez

It has not been that long since the last newsletter was published and yet there are several new developments worthy of mention. The most important is that Badger State Ethanol has a new plant manager. In early October Richard Hanson left BSE for other opportunities in the ethanol industry. It is with much enthusiasm that we introduce our new plant manager, Jacob Duke, who officially came on board November 30. Jacob is a native of Peoria, Illinois. He graduated from Northern Arizona University with a B.S. in Environmental Science/Microbiology. He is also a 2000 graduate of the highly esteemed Dale Carnegie Management Course. The last seven years he has been with Williams BioEnergy (now Aventine Renewable Energy, Inc.) in Pekin, Illinois. During his employment Jacob has worked in capacities ranging from Professional Technician and Microbiologist to positions in management. Jacob brings both strong leadership and team building skills with him to Badger State Ethanol. In future newsletters we anticipate learning more about Jacob’s vision for our business.

Daily production has steadily increased up to a 48 million gallon annual rate (120% of nameplate capacity.) At this point further expansion will require the addition of an additional fermenter. The feasibility and timing of this capital improvement is currently under study.

Installation of the Regenerative Thermal Oxidizer is anticipated in early December. This unit is expected to allow the company to run more efficiently at higher rates of production. This allows the flexibility of drying some or all the distiller’s grain while still maintaining air emissions compliance. In early November, the burner on the original thermal oxidizer was also remodeled during a two-day shutdown. The effect of this remodeling has resulted in increased operating efficiency for the plant.

Demand for ethanol and distillers grain is currently very strong. We are optimistic that this trend will continue through the end of the 4th quarter and possibly into the 1st quarter of 2004. Prices for ethanol are currently above $1.30 and the current spot price for dried distillers grain is $150 /ton.

Membership unit trading was much more active during the third and final trimester of 2003. A total of 685 units were traded during this time.

•      600 units traded hands privately between two existing members with no price disclosed.

•      40 units traded through the qualified matching service at an average price of $1546 per unit.

•      The most recent transaction was a private transaction involving 45 units traded between two existing members for $1750 per unit.

It is very hard to believe the first year of production has passed so quickly. At the same time it is very gratifying to look back, see where we started and to presently watch the plant running smoothly and consistently with such a high level of production. We eagerly await what 2004 holds in store for the ethanol industry and especially for Badger State Ethanol.

In closing, this holiday season is a perfect time to reflect on the many blessings we have received including those afforded to BSE this past year.

•      Number one is the fact that Badger State Ethanol has enjoyed a very profitable first year of operation. We anticipate sharing information in this regard at the annual meeting in late February.

•      BSE has earned respect and a solid reputation in the ethanol industry by producing quality ethanol and distillers grains.

•      Almost every day a compliment is received regarding the cleanliness and neat appearance of the plant and grounds. This would not be possible without the day-to-day dedication of the BSE staff that is committed to “keeping the shine on the apple.”

•      The ongoing support of both Fagen, Inc. and ICM, Inc.

•      The continued support and encouragement from the city of Monroe and the surrounding area.

From all of us here at Badger State Ethanol and our families, we wish you and yours the very best during this holiday season.

Erik Huschitt – Commodities Manager

Hello again,

As I stated in the last newsletter, the volatility in all our commodity markets has been extraordinary. Things have not gotten any tamer. The energy sector has seen crude trade through the $33/barrel level giving Badger State Ethanol the opportunity to sell some spot ethanol at $1.55 or better levels. Soybeans trading above $8 have helped BSE sell DDGs for $150/ton or higher. Corn has found plenty of buyers as the market has changed its focus from the supply side record crop to our increasing domestic and strong international demand. Earlier this year saw natural gas prices decline due to an increase in storage because of a mild summer and good drilling rig count. But then as of late, it has increased dramatically.

Because we are dealing with international markets, every day there are literally thousands of different factors affecting our plant’s bottom line. News of violence in the world and uncertainty in Chinese trade policy are two that are prominent. So often when there is a shock in a market, no one sees it coming.

What is really amazing is through it all, the BSE plant just keeps on working as hard as it possibly can to put out the gallons and tons to take advantage of these markets. Twenty-four/ seven, the plant is running and people are working. I am amazed how it just keeps going. Here is an illustration: The plant is now processing almost 50,000 bushels of corn a day. Using the past Wisconsin bushel per acre average of 135, we need 370 acres of corn/day or 2,592 acres of corn/week. We are producing more than 130,000 gallons of ethanol a day, which, if you could burn straight ethanol (at 18 miles per gallon) would provide 2,340,000 miles of fuel per day. We are making about 400 tons of dry feed per day, which is 800,000 pounds of feed. If you could feed straight DDG at 13 pounds dry matter per day, it would feed the equivalent of 61,500 head of feeder cattle every day!

What these numbers are meant to do is give an idea of the volume Badger State Ethanol deals with. Just saying that it’s a 40 million gallon plant doesn’t do it justice. These figures also give you an idea of what an impact, economically; a plant of this type has on a community.

Kurt Koller – Lab Manager

Since our last newsletter the plant has experienced many changes. Of late we have enjoyed very stable operations due in large part to healthy fermentation. We have identified problems in our daily operations, which seem to have contributed in the past to less than optimal conditions for the yeast to convert fermentable sugars to alcohol and at the same time promoted bacterial growth. We at Badger State Ethanol are confident that recent process changes will bring future stable operations.

A few weeks ago I had the opportunity to attend the twenty-third annual “Alcohol School” sponsored by Alltech, Inc., in Lexington, Kentucky. The curriculum was filled with information from current and possible new feed stocks, fermentation, process control, market conditions to the production of distiller’s dried grains. The school brought together fuel ethanol industry experts, those who run facilities, etc. It encourages discussion of new ideas and information such as the successes of the industry and possible applications to benefit the fuel ethanol industry in the future.

Beginning with this edition of our newsletter, I hope to shed some light on how fuel grade ethanol and DDGs are produced. I am starting this series explaining our grain of choice and some considerations about the process.

Badger State Ethanol relies on corn as its sole feedstock and specifically the fermentable starch found therein. The grain we receive here is a very important part of our operation as it is the starch contained in each kernel of corn that directly affects alcohol yield. Because of that we monitor starch levels in incoming grain. Currently, we pull a representative sample once a day to determine starch levels just before liquefaction.  We do only one test a day due to the labor-intensive nature of the testing. We are in the process of acquiring instrumentation that will improve our ability for a quick and accurate determination of the starch level of every load of grain coming into BSE. Additionally, this instrumentation will help us monitor other components in the grain which affect fermentation, process control and the quality of the distiller’s dried grains. The goal is to know the exact composition of each load of grain we receive. This information will then be used to make process changes optimizing chemical and energy usage within the plant. Results will include an increasing alcohol yield and production of a more highly desirable distiller’s dried grain.

We also hope to work closely with seed corn producers and their customers, the growers, to supply us with the type of grain that is best suited for ethanol production. Much work and study need to be done to achieve these goals, but you can be assured Badger State Ethanol looks forward to the challenge.

Laurie Cannova – Safety Director and Administrative Assistant

On going training continues with the announcement of 49 CFR part 172 (HM-232), Hazardous Materials: Security Requirements for Offer’s and Transporters of Hazardous Materials. The new regulation requires facilities to implement a security plan, perform a facility vulnerability assessment, and train all employees.

The safety committee continues with the monthly inspections and monitoring all areas of the facility to ensure plant safety and compliance.

We are in the process of updating and making revision, to our Process Hazard Analysis. Process Hazard Analysis (PHA) refers to a series of techniques for systematically reviewing a process to identify potential hazards and operability problems. OSHA Process Safety Management and EPA Accidental Release Prevention Requirements for Program require a hazard analysis for all subject processes.

The events of Sept. 11, 2001, reinforced the need to enhance the security of the United States. Congress responded by passing the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the Bioterrorism Act), which President Bush signed into law June 12, 2002. This requires any business that handles or stores any human or animal food or any component of these products to register with the FDA prior to December 12, 2003. This does not involve any training; however documentation and record keeping will be required.

In August of this year I was invited as a guest speaker to the First Ethanol Safety Symposium held in Des Moines, Iowa. My focus was on the responsibilities and duties of a Safety Director and the plans, polices and procedures that have to be in place to maintain regulatory compliance within the ethanol industry. I also spoke on rail yard safety and regulations. This was a great opportunity to share with other facilities in the ethanol industry. A lot of information along with regulations and safety policies were discussed. Farmland Insurance Nationwide Agribusiness hosted the event.

In closing I would like to commend the employees at BSE and the contractors that were on site during our recent planned plant shut down. Through the critical planning, scheduling, and coordinating done by Bill Jacobson (Maintenance Manager), the Maintenance Department along with the on shift supervisors and plant operators, several lock out tag out and confined space entry procedures were completed safely and effectively. Working together with Fagen and ICM the installation of the mash heat exchanger, preparations for the RTO installation, site glasses on the fermentors and several other projects were completed successfully, safely and on time.

Have a Safe and Happy Holiday Season.

George Drewry – Distiller’s Marketing

Bio: George grew up in northeastern Wisconsin and was exposed to agriculture at a very early age as the son of a veterinarian who took his children on farm calls. His college years were spent at the University of Wisconsin, Madison, where he received a BS degree in agriculture (double majors in dairy science and meat and animal science.) A few years later George earned an MBA degree. George’s previous work experience in the feed industry has included: sales, sales management and nutrition. Past experiences have introduced him to many dairymen in Wisconsin. He has developed a strong reputation among the dairyman throughout Wisconsin and Northern Illinois as a very knowledgeable nutritionist. Badger State is fortunate to have a man of George’s caliber on staff.

Distillers Modified Wet Grains: Badger State Ethanol began production of distillers modified wet grains in November 2002. There were over 800 tons produced and sold in the first month with sales peaking at over 1500 tons per week in March. When Adkins Energy shut down their dryers and Utica Energy came on line with no dryers, this sent Badger State’s wet distillers market into a steep decline.

September brought a price reduction in an attempt to boost DMWGS sales and ethanol production. By October, sales had increased to almost 1,000 tons per week with ethanol production increasing as well. With the Regenerative Thermal Oxidizer coming on line early this winter, we expect wet sales to decrease in 2004 as the price for the modified wet product will be increased to reflect current market values of dried distillers grains.

By applying a preservative developed by Kemin Americas (that has worked even better than advertised), 600 tons per week were produced through August. In a trial at the University of Illinois, the untreated control product showed mold in 3-5 days while the distillers grain treated with the preservative lasted 3 ½ weeks before any mold was detected.

Dried Distillers Grains w/ Solubles: Wow, what a difference a year makes! Last year, DDGS (dried distillers) was selling for $80-$85 per ton. In November 2003 we are selling the spot product for $140-$150 per ton. Of course, we are looking at a completely different market due to an escalating demand for soybeans. The demand for feed in Europe due to drought conditions and a weak dollar make for attractive American ingredients (high demand, short supply and high prices.)

Rail shipments of DDGS have averaged 44% of Badger State’s production over the last six months. The past three months have seen an increase in local truck sales at a premium price. This has decreased the rail shipments. Selling heavily in the local market has been BSE’s goal from the beginning. We are anticipating that goal being accomplished.

This Issue’s Employee Feature:  Troy Holbert

One of Badger State Ethanol’s plant operators is Janesville, Wisconsin resident, Troy Holbert. He is a native of Freeport, Illinois where his grandparents raised him, although he spent summers in Florida with his mother.

Some of his accomplishments before joining Badger State Ethanol include: earning a two-year plumbing tech degree with a 3.88 GPA from Minnesota West Technical College, Jackson, Minnesota; managing a sporting goods store in Springfield, Illinois; and earning a certificate from the National Academy of Railroad Science at Overland Park, Kansas.

Troy’s smiling face, versatility and unique background make him a real asset to the Badger State Ethanol team.